EXHIBIT 2.1

PURCHASE & SALE AGREEMENT

by and among

PREFERRED RX, LLC

(as the Company)

THE SECURITYHOLDERS

and

SMSA GAINESVILLE ACQUISITION CORP.

(as Purchaser)

Dated as of September 30, 2014

ARTICLE VI COVENANTS OF THE COMPANY, THE SECURITYHOLDERS AND PURCHASER		19
6.1	Tax Matters	19
6.2	Supplemental Disclosure	20
6.3	Publicity	20
6.4	Expenses	20
6.5	Further Assurances	20

ARTICLE VII CONDITIONS		21
7.1	Conditions to the Company’s, the Securityholders’ and Purchaser’s Obligations	21
7.2	Conditions to Purchaser’s Obligations	21
7.3	Conditions to the Securityholders’ Obligations	22

ARTICLE VIII TERMINATION		22
8.1	Termination	22
8.2	Effect of Termination and Abandonment	23

ARTICLE IX INDEMNIFICATION		23
9.1	Indemnification	23
9.2	No Reliance	24

ARTICLE X MISCELLANEOUS AND GENERAL		25
10.1	Modification or Amendment	25
10.2	Waiver of Conditions	25
10.3	Counterparts	25
10.4	Governing Law and Venue; Waiver of Jury Trial	25
10.5	Notices	26
10.6	Entire Agreement	27
10.7	No Third Party Beneficiaries	27
10.8	Severability	27
10.9	Interpretation; Construction	27
10.10	Specific Performance	27
10.11	Assignment	27
10.12	Claims Generally	27

This PURCHASE & SALE AGREEMENT is dated as of September 30, 2014 (this “Agreement”) by and among Preferred Rx, LLC, a Texas limited liability company (the “Company”), the equity owners of the Company set forth on Exhibit “A” attached hereto (the “Securityholders”) and SMSA Gainesville Acquisition Corp., a Nevada for-profit corporation (“Purchaser” and, together with the Company and the Securityholders, the “Parties”).

RECITALS

WHEREAS, the Securityholders own 100% of the limited liability company membership interest in the Company (the “Acquired Interest”);

WHEREAS, the Securityholders desire to sell, and Purchaser desires to purchase, the Acquired Interest, upon the terms and subject to the conditions of this Agreement;

WHEREAS, upon the consummation of the transaction contemplated by this Agreement (the “Transaction”), Purchaser will own 100% of the membership interest in the Company as the sole member of the Company; and

WHEREAS, the Company and the Securityholders, on the one hand, and Purchaser, on the other hand, desire to make the representations, warranties and covenants contained in this Agreement in connection with the Transaction.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Acquired Interest” has the meaning given in the Recitals.

“Agreement” has the meaning given in the Preamble.

“Business Day” means any day other than a Saturday, Sunday, legal holiday in the State of Texas or day on which banking institutions in the State of New York are authorized or obligated by Law to close.

“Call Center” has the meaning provided in Section 5.5.

“Cash Consideration” has the meaning provided in Section 2.2.

“Chosen Court” has the meaning provided in Section 10.4(a).

“Closing” has the meaning provided in Section 2.4.

“Closing Date” has the meaning provided in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning provided in the Preamble.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, deed of trust, license, franchise, insurance policy, commitment or other arrangement or agreement.

“Disclosure Schedule” means the disclosure schedule prepared by the Company and each Securityholder.

“EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization.

“Earn-Out Payment” has the meaning provided in Section 2.3(a).

“End Date” has the meaning provided in Section 8.1(b).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, licenses, concessions, grants, franchises, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water, air or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean up or other remediation thereof, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq. (“CAA”), the Clean Water Act, 33 U.S.C. § 1251 et seq. (“CWA”), the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq. (“RCRA”), and CERLA.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any self-regulatory organization, court, tribunal or judicial or arbitral body.

“Hazardous Materials” means (i) any “hazardous substance”, as defined by CERCLA, (ii) any “hazardous waste”, as defined by RCRA, (iii) any petroleum product, (iii) any “pollutant,” as defined by the CWA, or (iv) any contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of other Environmental Laws.

“Indebtedness” of any Person means any of the following Liabilities of such Person: (a) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest); (b) liabilities issued by such Person evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (c) liabilities issued by such Person under or in connection with letters of credit or bankers’ acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (d) indebtedness for the deferred purchase price of property or services (other than inventory and services purchased, trade payables, other expense accruals and deferred compensation items arising in the Ordinary Course of Business); (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the sellers or lender under such agreement in the event of default are limited to repossession or sale of such property); or (f) any liability of others described in clauses (a) through (e) above that the Person has guaranteed or that is otherwise its legal liability.

“Intellectual Property” means (A) any idea, algorithms, design, concept, technique, methodology, process, invention, discovery or improvement, whether or not patentable, all United States and foreign patents, patent applications, patent rights, patent license rights, industrial design registrations, patentable inventions and certificates of invention, and all continuations, continuations in part, re-issues and reexaminations relating thereto; (B) any works of authorship or expression, including Computer Software, Databases and business plans, whether or not copyrightable, including moral rights and copyrights recognized by Law, together with any renewal or extension thereof; (C) any logos, trademarks, domain names, URLs, websites, website content (and all relevant source code associated therewith), service marks, trade names, trade dress, and corporate names (including but not limited to “Preferred Rx,” together with all translations, adaptations, derivations, and combinations thereof) and all goodwill relating thereto; (D) any trade secrets, technology licenses, confidential information (including customer and supplier lists, product databases, ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals), shop rights and other intellectual property rights owned or claimed and embodied therein, or associated therewith, or similar rights protectable under any Laws or international conventions throughout the world; (E) in each case of the foregoing items (A) through (D), the applications, registrations, and renewals in connection therewith; the right to apply for registrations, certificates, or renewals with respect thereto; and the right to prosecute, enforce, obtain damages relating to, settle or release any past, present, or future infringement thereof; (F) all other proprietary rights; and (G) all copies and tangible embodiments thereof (in whatever form or medium) including, but not limited to, web applications, materials and tapes.

“Knowledge” means, as of the date the applicable representation is given, with respect to the Company or any Securityholder, the actual knowledge, after reasonable inquiry, of any Person listed in Exhibit “B”.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law (including common law) of the United States, or any state, county, city or other political subdivision or of any Governmental Authority of the foregoing.

“Legal Proceeding” means any judicial, equitable, or administrative action, suit, mediation, arbitration, investigation or proceeding (public, private, or governmental).

“Lien” means any mortgage, deed of trust, pledge, lien, assessment, option, right of first refusal, encumbrance, charge, or other security interest, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Losses” means any damages, losses, liabilities, charges, claims, demands, payments, obligations, judgments, settlements, assessments, deficiencies, Taxes, interest, fines, penalties, costs and expenses (including reasonable attorneys’ fees and costs and expenses of investigation).

“Material Adverse Effect” means any event, change, fact, circumstance or effect, which, individually or together with other events, changes, facts, circumstances or effects, resulted or results in, or would reasonably be expected to result in, (a) a material adverse effect on the Company’s or any Securityholders’ ability to consummate on or prior to the End Date the Transaction and to perform their respective obligations hereunder; or (b) a material adverse effect on the Company’s reputation, operation, licensing, customer base, or supplier base; provided that none of the following occurring after the date of this Agreement may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change in general national or international economic, political or business conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or any other man-made disaster or acts of God, (ii) any change in general financial, commercial real estate, banking or securities markets (including any disruption thereof and any decline in the price of any market index), (iii) any change after the date of this Agreement in accounting rules, including GAAP, (iv) any change resulting from the performance of any obligations under this Agreement, (v) any change resulting from the execution of this Agreement or the announcement or pendency of the Transaction or from Purchaser’s ownership of the Acquired Interest from and after the Closing, and (vi) any change after the date of this Agreement in Laws.

“Material Customers” has the meaning provided in Section 3.1(t)(i).

“Material Contracts” has the meaning provided in Section 3.1(l).

“Material Suppliers” has the meaning provided in Section 3.1(t)(ii).

“Material Licenses” has the meaning provided in Section 3.1(n).

“Net Working Capital” has the meaning provided in Section 2.5.

“Net Worth” means the value of all assets less all liabilities.

“Order” means any writ, judgment, decision, decree, injunction, ruling, memorandum of understanding, disciplinary action or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Organizational Documents” means, with respect to an entity, its articles of incorporation, articles of association, memorandum of association, by-laws, certificate of trust, trust agreement, certificate of formation, limited partnership agreement, limited liability company agreement, operating agreement or comparable documents, as applicable, as the same has been amended from time to time.

“Permit” means all certificates, licenses and permits relating to operation of the business of the Company and similar rights obtained from governments and governmental agencies.

“Permitted Lien” means any (a) statutory Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (b) mechanic’s, warehouseman’s, workers’ and other statutory Liens arising by operation of Law with respect to a liability that is not yet due or delinquent or being contested in good faith by appropriate proceedings and does not arise out of any violation of Law or Contract, (c) with respect to real property, such imperfections of title, easements, restrictions or encumbrances, in each case, which (i) are not monetary Liens, and (ii) do not materially impair the value of or materially interfere with the present use of such real property, or the currently contemplated use or development of such real property by the Property Company.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

“Purchaser” has the meaning given in the Preamble.

“Purchaser Indemnified Parties” has the meaning provided in Section 9.1(a)(i).

“Representatives” means, as to any Person, the officers, directors, managers, employees, Affiliates, legal counsel, accountants, financial advisors, financing sources, hedge providers, consultants and other agents and advisors of such Person and its Affiliates.

“SEC” means United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securityholders” has the meaning provided in the Preamble.

“Securityholder Indemnified Parties” has the meaning provided in Section 9.1(b)(i).

“Tax” or “Taxes” means (a) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges imposed by any Taxing Authority; (b) all interest, penalties, fines, additions to tax or additional amounts imposed with respect to any item described in clause (a); and (c) any liability in respect of any items described in clauses (a) and/or (b) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person, other than Purchaser, the Company, the Securityholders and any affiliate of any of them.

“Transaction” has the meaning provided in the Recitals.

“Treasury Regulation” means regulations adopted under the Code by a Taxing Authority.

1.2 Defined Terms Generally. The definitions provided or referred to above apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. For the avoidance of doubt, references in this Agreement to the “date hereof” mean the “date of this Agreement.” All references herein to Articles, Sections and Exhibits will be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision). Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) will be interpreted as a reference to a calendar day or number of calendar days. Titles to Articles and Sections are inserted for convenience of reference only and will not be deemed a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II
PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale of Acquired Interest. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Securityholders agree to sell and transfer to Purchaser, and Purchaser agrees to purchase from the Securityholders, the Acquired Interest.

2.2 Payments at the Closing. At the Closing, Purchaser will, by wire transfer of immediately available funds, pay or cause to be paid to each Securityholder, in consideration of the Acquired Interest to be purchased by Purchaser under Section 2.1 from each Securityholder, a cash payment of its pro rata share of an amount equal to the percentage selected by each Securityholder of the Company’s EBITDA as of the most recent twelve month period ended August 31, 2014 (“Cash Consideration”) to such account or accounts as each Securityholder designates in writing to Purchaser not less than two Business Days prior to the Closing Date. The Company’s unaudited EBITDA as agreed by Purchaser and Securityholders for the most recent twelve month period ended August 31, 2014 was approximately $390,000. In addition, Purchaser will pay additional consideration in the amount of $10,000 to all Securityholders, except the one who elected to receive Cash Consideration. Consistent with section 3.2(e) Purchaser shall pay Broker $30,000 at Closing, of which Securityholders will fund half or $15,000, of which will be reduced pro rata to the ownership percentage of the Securityholder upon the first payment due from Purchaser to Securityholder.

2.3 Contingent Earn-Out.

(a) In lieu of Cash Consideration, the Securityholders shall receive consideration in the form of future cash payments (the “Earn-Out Payment”) based on the higher of the actual future financial performance of the Company’s existing business and the Call Center, collectively “Predecessor Business”, for a period of Thirteen (13) months, or a minimum cash earn-out as more fully described herein. The first Earn-Out Payment shall be reduced by Broker Fees as defined in section 3.2(e). The Company’s cumulative EBITDA for the future thirteen month period ended September 30, 2015 as forecasted by Securityholders to be $40,000 per month or $520,000 before any adjustments. See Exhibit H for forecast of Predecessor Business prepared by Securityholders. See Exhibit D for Form of Earn-Out Certificate and forecasted calculations.

(b) The Earn-Out Payment shall be calculated on a monthly basis using GAAP consistently applied on the income statement of the Predecessor Business. For purposes of this Section 2.3(b), “Predecessor Business” means all customer, product or service revenues that were included in the Company’s books, accounts and records through the date of execution of this Agreement as Predecessor Business shall include (i) any EBIDTA amounts recorded through and including the 13th month starting on the effective date as a result of any/all services provided through Revenue Agreements with Purchaser or any affiliate of Purchaser; or (2) any revenue or expenses related to the Call Center. The Company’s customer master list on Close is included using Exhibit G.

(c) For avoidance of doubt, Securityholders will not receive any Contingent Earn-Out payments resulting from new customers or sources of revenues obtained by Purchaser (“Successor Business”). Purchaser must approve any source of revenue obtained by Securityholders after Closing, as an addition to Contingent Earn-Out payments not included on Exhibit G, with such approval not being unreasonably withheld.

(d) The Earn-Out Payment shall be equal to the Company’s cumulative adjusted EBITDA. For purposes of this Section 2.3(d), adjusted EBITDA shall be calculated by adding to the net income of the Company, as determined using GAAP and without giving effect to any predecessor, interest, taxes, depreciation, and amortization, less any payments paid to Purchaser to secure Purchaser against undisclosed liabilities of, or misrepresentations or breaches of warranties, covenants, and agreements by the Company or any Securityholder, and excluding any reductions resulting from accounting entries associated with costs of the acquisition or transaction incurred by Purchaser and any allocations of indirect overhead costs of Purchaser.

(e) For the avoidance of doubt, Purchaser shall have no obligation to pay to the Securityholders Earn-Out Payments that are based on the financial results of the Purchaser.

(f) The minimum cumulative Earn-Out Payment shall be $200,000.

(g) For avoidance of doubt, there is no maximum Earn-Out.

(h) The Earn-Out Payment shall be payable on the 20th day after the last day of the month of each calendar quarter with five total payment periods. Beginning with the second quarterly earn-out payment, the quarterly earn-out payment shall be no more than $40,000 (“Maximum Quarterly Earn-Out”), and no less than $20,000 (“Minimum Quarterly Earn-Out”). The fifth and final Earn-Out Payment shall be for the cumulative total Earn-Out based on the Company’s adjusted EBITDA for the thirteen month period, less the sum of actual Earn-Out Payments over the first four payment periods.

(i) For avoidance of doubt, in the event Purchaser authorizes Securityholders to sell certain assets (“Permitted Disposition”), then Purchaser shall not be required to pay Securityholders any Earn-Out Payment on such disposition or unearned Earn-Out Payment derived from those assets. This includes any unearned minimum Earn-Out. Any Permitted Disposition shall require sole approval of Purchaser.

2.4 Net Working Capital.

(a) Purchaser will, by wire transfer of immediately available funds, pay or cause to be paid to each Securityholder, in consideration of the Acquired Interest to be purchased by Purchaser under Section 2.1 from each Securityholder, a cash payment in an amount equal to the percentage of each Securityholders’ pro rata share of the Company’s net working capital as defined in section 2.4.(b) as of the Closing Date, (“Cash Consideration”) to such account or accounts as each Securityholder designates in writing to Purchaser. See Exhibit E for the form of Net Working Capital Pay-Out Schedule.

(b) Net working capital shall be calculated as the Company’s current assets less the current liabilities, as adjusted. As of August 31, 2014, the Company’s adjusted agreed net working capital is $213,000. The Company represents that no significant changes are expected in the amount of net working capital between August 31, 2014 and the Closing Date.

(c) Net working capital shall be paid by Purchaser to Securityholders in two equal installment payments, as scheduled:

(i) October 20, 2014

(ii) November 20, 2014

2.5 Closing. Unless otherwise agreed in writing by the Parties, the closing of the Transaction (the “Closing”) will take place at the offices of Husch Blackwell LLP, 111 Congress Avenue, Suite 1400, Austin, Texas 78701, at 9:00 A.M. on the earlier of (i) the fifth Business Day following the first day on which all the conditions of Article VII are satisfied or waived in accordance with this Agreement (other than any such conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at the Closing) and (ii) the End Date (subject in each case to the satisfaction or waiver in accordance with this Agreement of all the conditions in Article VII at the Closing). The actual time and date of the Closing is referred to as the “Closing Date”.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SECURITYHOLDERS

The Company and each Securityholder hereby represent and warrant as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that by their terms refer to a specific date, which representations and warranties shall be made solely as of the specified date) to Purchaser that the statements contained in this Article III made by the Company and the Securityholders are correct and complete, except as provided in the Disclosure Schedule as Exhibit “C” (the “the Disclosure Schedule”) accompanying this Agreement with reference to the applicable section of this Article III to which the disclosures on such schedule relate; it being understood that the listing of an item in one section of the Disclosure Schedule pertaining to the representations and warranties will be deemed to be a listing in another section or sections of the Disclosure Schedule pertaining to the representations and warranties if such disclosure is reasonably apparent on its face to be applicable to such other section or sections. Each representation, warranty, covenant and agreement contained herein will have independent significance. Accordingly, if any representation, warranty, covenant or agreement contained herein is breached, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) will not detract from or mitigate the breach of the first representation, warranty, covenant or agreement.

3.1 Representations and Warranties of the Company

(a) Organization and Good Standing. The Company is duly organized, validly existing, and in good standing (or in active status) under the Laws of its jurisdiction of organization.

(b) Authorization. The Company has the requisite corporate or similar power and authority and has taken all necessary corporate or similar action to execute, deliver and perform its obligations under this Agreement. The Company represents and warrants to Purchaser that this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

(c) No Violation. Except as provided in Section 3.1(c) of the Disclosure Schedule, none of the execution and delivery by the Company of this Agreement, its performance of its obligations hereunder, nor the consummation by it of the Transaction will (a) conflict with or result in a breach of any provision of the Organizational Documents of the Company; or (b) conflict with or result in a breach of, or constitute a default (with or without due notice or lapse of time or both) or result in or give any Person any right of termination, cancellation, acceleration or modification, or result in the imposition or creation of a Lien upon any of the Acquired Interest to be sold by the Securityholders hereunder, under the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company or any of its assets are bound; except, in the cases of clause (b) those conflicts, breaches, defaults, terminations, cancellations, accelerations, modifications or violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(d) Consents and Approvals. No filing or registration with, notice to or permit, authorization, waiver, consent or approval of any Governmental Authority or any other Person is required to be obtained or made by or with respect to the Company in connection with the Transaction other than the consents, approvals, filings and registrations in Section 3.1(d) of the Disclosure Schedule.

(e) Absence of Changes. Except as set forth in Section 3.1(e) of the Disclosure Schedule, since June 30, 2014, the Company has carried on its business, in all material respects, in the ordinary course, and there has not been: (a) any material adverse change in its business condition (financial or otherwise), prospects, assets, results of operations and/or liabilities; (b) any disposition or acquisition of any material assets or properties other than in the ordinary course; (c) any damage, destruction or other casualty loss materially and adversely affecting, or that reasonably would be expected to materially and adversely affect, the Company’s business or assets; (d) the incurrence of any material obligation or liability, except in the ordinary course of business; (e) any increase in salary or bonus or any other increase in the compensation or benefits payable or provided to any officer, employee, consultant, advisor or agent; or (f) any material change to its marketing, advertising or other business practices or other activity that has or could reasonably be expected to adversely affect the Company or the Company’s business.

(f) Legal Compliance.

(i) The Company is in compliance with, and has complied with, all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company (or against any asset of the Company in any other manner) alleging any failure so to comply.

(ii) No third party has notified the Company, and no relief has been requested or allowed to any third party, under the Servicemens’ Civil Relief Act.

(iii) There has not been in the past three (3) years, and as of the date of this Agreement there are not, any internal investigations or inquiries being conducted by the Company, any third party or governmental agency concerning any conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(g) Tax Matters.

(i) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company and due (whether or not shown on any Tax Return) have been paid. The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(ii) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Taxing Authority have been fully paid.

(iii) The Company is not a party to any action by any taxing authority. There are no pending or threatened actions by any Taxing Authority.

(iv) The Company has delivered to Purchaser copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after 2011.

(v) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state or local Laws), as transferee or successor, by contract or otherwise.

(vi) All Taxes that accrue or are payable by the Company in respect of all tax periods or portions thereof ending on or before the Closing Date or attributable to a Pre-Closing Tax Period have been or will be timely paid by the Securityholders or the Company unless a reserve for such amount has been taken into account and properly accrued on the books and records of the Company in accordance with GAAP.

(vii) The Company or Securityholders have not waived any stature of limitations affecting any tax liability or agreed to any extension of time during which tax claim or assessment may be made for which a waiver or extension is still outstanding at the time of closing.

(viii) The Company will not be required to include in a taxable period ending on or after the Closing date taxable income attributable to income of the Company that accrued in a prior tax period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long term contract method of accounting, or under Section 482 of the Internal Revenue Code (or any provision of foreign, state or local law having a similar effect).

(ix) The Company has not participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(x) Purchaser shall review and approve any tax returns prepared by Securityholders for all filing periods through Closing.

(h) Environment, Health, and Safety.

(i) The Company’s business and any assets used therein are, and for the past three years have been, in compliance with all applicable Environmental Laws in all material respects; there are no Hazardous Materials stored or otherwise located in, on or under any of the real property of (or used by) the Company, including, without limitation, the groundwater, except in compliance with applicable Environmental Laws; there have been no releases or, to the knowledge of the Company, threatened releases of Hazardous Materials in, on or under any real property of (or used by) the Company which have not been remediated to the satisfaction of the appropriate governmental agency and in compliance with Environmental Laws; and to the knowledge of the Company, there have been no releases or threatened releases of Hazardous Materials in, on or under any property adjoining any of the real property of (or used by) the Company which have not been remediated to the satisfaction of the appropriate governmental agency and in compliance with Environmental Laws.

(ii) None of the assets or operations of (or used by) the Company is the subject of any federal, state or local investigation evaluating whether (A) any remedial action is needed to respond to a release or threatened release of any Hazardous Materials into the environment or (B) any release or threatened release of any Hazardous Materials into the environment is in contravention of any Environmental Law.

(iii) The Company has not received any notice or claim, nor are there pending or, to the knowledge of the Company, threatened or reasonably anticipated lawsuits or proceedings against the Company, with respect to any violation of an Environmental Law or in connection with the presence of or exposure to any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment, and the Company is not, nor has it ever been, the owner or operator of any property which, to the knowledge of the Company, (A) pursuant to any Environmental Law has been placed on any list of Hazardous Materials disposal sites, including, without limitation, the “National Priorities List” or “CERCLIS List,” (B) has, or had, any subsurface storage tanks located thereon, or (C) has ever been used as or for a waste disposal facility, a mine, a gasoline service station or a petroleum products storage facility.

(iv) The Company has no present or contingent liability in connection with the presence either on or off any real property of (or used by) the Company of any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment.

(i) Intellectual Property.

(i) The Company does not own patented or registered Intellectual Property related to the Company’s business nor does the Company hold any pending patent applications or applications for the registration of other Intellectual Property. Section 3.1(i) of the Disclosure Schedule also contains a complete and accurate list of all material licenses and other rights granted by the Company to any third party with respect to any Intellectual Property and material licenses and other rights granted by any third party to the Company (provided, that the Disclosure Schedule does not list mass-market computer software licensed to the Company that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements). Except as set forth on Section 3.1(i) of the Disclosure Schedule, the Company does not own or have the right to use pursuant to license, sublicense, agreement, or permission, any Intellectual Property necessary or desirable for the operation of the Company’s business as presently conducted. Each item of Intellectual Property owned or used by the Company’s business immediately prior to the Closing hereunder will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken such actions as are necessary or desirable to maintain and protect each item of Intellectual Property that it owns or uses in the operation of the Company’s business including making all necessary filings and recordations and have paid all required fees and Taxes to record and maintain its ownership of the patented or registered Intellectual Property in the U.S. Patent and Trademark Office and the U.S. Copyright Office and in any applicable foreign counterparts.

(ii) Except as set forth on Section 3.1(i) of the Disclosure Schedule, the operation of the Company’s business does not interfere or conflict with, infringe upon, or misappropriate, any Intellectual Property rights of third parties, and the Company has not received any written or oral charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that it must license or refrain from using any Intellectual Property rights of any third party). The loss or expiration of any Intellectual Property of the Company is not pending or, to the knowledge of the Company, threatened, or reasonably foreseeable. Except as set forth on Section 3.1(i) of the Disclosure Schedule, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company. The Company has not received any notices or communications and has no knowledge of any set of facts or circumstances, which indicate a likelihood of any infringement or misappropriation by, or conflict with, any third party with respect to any of its Intellectual Property.

(iii) Section 3.1(i) of the Disclosure Schedule lists all of the Company’s registered domain names and URL’s.

(iv) Except as set forth on Section 3.1(i) of the Disclosure Schedule, the Intellectual Property of the Company is not subject to any “open source” or “copyleft” or other obligations which require the Company, or after the Closing the Purchaser, to make any public disclosure regarding or make generally available any source code either used or developed by the Company.

(j) Related Party Transactions. Except as set forth on Section 3.1(j) of the Disclosure Schedule, no Insider: (a) owns directly or indirectly, any ownership interest or investment in any Person that is a direct competitor, lessor, lessee, customer or supplier of the Company; (b) owns or leases any assets, properties or rights used in the Company’s business; (c) is a party to any Contract or other agreement with the Company or which otherwise benefits the Company’s business; or (d) has received from or furnished to the Company any goods or services since January 1, 2014, or is involved in any business relationship with the Company (other than as a securityholder or employee of the Company). “Insider” means any Securityholder, any present employee of each Securityholder, any relative or Affiliate of a Securityholder, and any beneficiary of the Company or any Securityholder that is a trust or any relative or Affiliate of any such beneficiary.

(k) Indebtedness. The Company has no Indebtedness other than as set forth on Section 3.1(k) of the Disclosure Schedule.

(l) Contracts. Section 3.1(l) of the Disclosure Schedule lists each of the contracts and other agreements or powers of attorney (whether written or oral), to which the Company, with respect to the Company’s business, is a party (the “Contracts”). The Company has delivered to Purchaser a correct and complete copy of each written agreement (as amended to date) listed in Section 3.1(l) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.1(l) of the Disclosure Schedule. With respect to each Contract: (A) the Contract is legal, valid, binding, enforceable, and in full force and effect; (B) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transaction (including any assignments and assumptions); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contact; and (D) no party has repudiated any provision of the Contract.

(m) Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records.

(n) Licenses and Permits. The Company has all Permits, certificates and licenses necessary or appropriate in order to own and conduct the Company’s business and to do so in a lawful manner and has provided true, complete and correct copies of such Permits to Purchaser. Section 3.1(n) of the Disclosure Schedule contains a complete list and summary description of each of the Permits. Such Permits are valid and in full force and effect and there are not pending, or, to the knowledge of the Company, threatened, any proceedings which could result in the termination, revocation, limitation or impairment of any Permit, and the Company and its business are in material compliance with the terms of all such Permits. The Company has not engaged and does not currently employ or otherwise contract with any individual to practice a profession or other activity that requires a license or other Permit (“Regulated License”) that it does not have. Other than as set forth on Section 3.1(n) of the Disclosure Schedule, no change of control filings or other applications must be admitted in connection with the Permits as a result of or in anticipation of the consummation of the Transaction, all Permits are freely assignable to the Purchaser and no Permit is otherwise affected by the Transaction. No violations have been alleged in respect of any of the Permits, and the Company does not have knowledge of any meritorious basis therefor. The Company has not received any notice in the past three (3) years to the effect that (i) the Company is not in compliance with the terms of any of its Permits or any applicable Law related thereto or (ii) any Person engaged by the Company and its business and requiring a Regulated License is not in compliance with the terms of any such required license or any applicable Law related thereto.

(o) Insurance. The Company has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 3.1(o) of the Disclosure Schedule sets forth all insurance policies to which, or of which, the Company has been a party or beneficiary of coverage at any time since January 1, 2011 and a list of all claims made under each of such policies since such date.

(p) Litigation. Section 3.1(p) of the Disclosure Schedule sets forth each instance in which the Company, any employee of the Company, the Company’s business, or any of the assets used in the operation of the Company’s business (i) is (or since January 1, 2011 has been) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is (or since January 1, 2011 has been) a party or, to the knowledge of the Company, is (or since January 1, 2011 has been) threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3.1(p) of the Disclosure Schedule could result in any material adverse change in the business of the Company, financial condition, operations, results of operations, or future prospects of the Company. The Company has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened.

(q) Restricted Cash. Except as set forth in Section 3.1(q) of the Disclosure Schedule, none of the following are required, deposited, held or maintained for the Company: (a) security deposits, (b) surety bonds, and (c) minimum cash or asset levels.

(r) Professional Liability. Section 3.1(r) of the Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all claims, liabilities or obligations arising from or alleged to arise from any injury to person or property as a result of a service provided by the Company during the three (3) years prior to the date hereof. The Company has no liability (and there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any liability) arising out of any injury to individuals or property as a result of the provision of services by the Company.

(s) Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of the business of the Company (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused or reasonably would be expected to cause any substantial disruption or interruption in or to the use of any such Systems by the business of the Company.

(t) Customers and Suppliers.

(i) Section 3.1(t) of the Disclosure Schedule sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.1(t) of the Disclosure Schedule, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(ii) Section 3.1(t) of the Disclosure Schedule sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.1(t) of the Disclosure Schedule, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

(u) Employee Benefit Plans.

(i) All employee plans and compensation arrangements are listed in Section 3.1(u) of the Disclosure Schedule and complete and accurate copies of (including any amendments to) any such employee plans and compensation arrangements (or related insurance policies) have been furnished to Purchaser, along with copies of any employee handbooks or similar documents describing such employee plans and compensation arrangements. Any unwritten employee plans or compensation agreements also are listed in Section 3.1(u) of the Disclosure Schedule and complete descriptions have been furnished to Purchaser. Except as disclosed in Section 3.1(u) of the Disclosure Schedule, the Company does not have in effect any plan, arrangement, or other scheme which will become an employee plan or compensation arrangement (including, but not limited to, any bonus, cash or deferred compensation, severance, medical, pension, profit sharing, or thrift, stock option, employee stock ownership, life, or group insurance, death benefit, vacation, sick leave, disability, or trust or agreement or arrangement), or any amendment to an employee plan or compensation agreement and no such plan, arrangement, or other scheme is to become effective after the date of this Agreement.

(ii) Each of the employee plans and compensation arrangements listed in Section 3.1(u) of the Disclosure Schedule has been administered in compliance with its own terms and with ERISA, the Code, the Age Discrimination in Employment Act, and any other applicable legal requirements.

(iii) The Company does not have any employee plans or compensation arrangements as to which Purchaser will be required to make any contributions or with respect to which Purchaser shall have any obligation or liability whatsoever, whether on behalf of any of its current employees or any other trade or business under common control with the Company, after the Closing, except as otherwise specifically provided in this Agreement.

(iv) Neither the execution and delivery of this Agreement nor the consummation of the Transaction will: (i) result in any material payment (including, without limitation, severance, or unemployment compensation) becoming due to any director or employee of the Company; (ii) result in the acceleration of vesting under any employee plan or compensation arrangement; or (iii) increase any benefits otherwise payable under any employee plan; and any such payment or increase in benefits is fully deductible under the Code, including but not limited to Sections 162, 280G, and 404.

(v) Disclosure. Neither this Agreement nor any agreement, attachment, schedule, exhibit, or other statement delivered pursuant to this Agreement or in connection with the Transaction omits to state a material fact necessary in order to make the statements and information contained herein or therein, not misleading. The Company has no knowledge of any information necessary to enable a prospective purchaser of the Acquired Interest to make an informed decision with respect to the purchase of such Acquired Interest that has not been expressly disclosed herein. Purchaser has been provided full and complete copies of all documents referred to on the Disclosure Schedule.

3.2 Representations and Warranties of the Securityholders

(a) Authorization. Each Securityholder has the requisite power and authority and has taken all necessary action to execute, deliver and perform his, her or its obligations under this Agreement. Each Securityholder represents and warrants to Purchaser that this Agreement has been duly and validly authorized, executed and delivered by such Securityholder, and assuming the due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a valid and legally binding obligation of that Securityholder, enforceable against him, her or it in accordance with its terms.

(b) No Violation. Except as provided in Section 3.2(b) of the Disclosure Schedule, none of the execution and delivery by each Securityholder of this Agreement, performance of that Securityholder’s obligations hereunder, nor the consummation by that Securityholder of the Transaction will (a) where applicable, conflict with or result in a breach of any provision of the Organizational Documents of such Securityholder; or (b) conflict with or result in a breach of, or constitute a default (with or without due notice or lapse of time or both) or result in or give any Person any right of termination, cancellation, acceleration or modification, or result in the imposition or creation of a Lien upon any of the Acquired Interest to be sold by such Securityholder hereunder, under the terms, conditions or provisions of any Contract to which such Securityholder is a party or by which such Securityholder or any of such Securityholder’s assets are bound; except, in the cases of clause (b) those conflicts, breaches, defaults, terminations, cancellations, accelerations, modifications or violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Securityholder.

(c) Consents and Approvals. No filing or registration with, notice to or permit, authorization, waiver, consent or approval of any Governmental Authority or any other Person is required to be obtained or made by or with respect to such Securityholder in connection with the Transaction other than the consents, approvals, filings and registrations in Section 3.2(c) of the Disclosure Schedule.

(d) Title. Each Securityholder represents and warrants to Purchaser that he, she or it is the sole record and beneficial owner of, and has good and valid title to, the Acquired Interest set forth opposite such Securityholder’s name in Exhibit “A”, free and clear of any Lien, other than those provided in Section 3.2(d) of the Disclosure Schedule and, where applicable, as provided in the Organizational Documents of such Securityholder. Each Securityholder represents and warrants to Purchaser that it is not a party to any option, warrant, purchase right or other Contract (other than this Agreement and the Organizational Documents of the Company) that could, directly or indirectly, restrict the transfer of, or otherwise restrict the dividend rights, sale or other disposition of, or subject to any Lien, the Acquired Interest being sold by such Securityholder. Each Securityholder represents and warrants to Purchaser that it is not a party to any voting trust, proxy or other agreement or understanding (other than this Agreement and the Organizational Documents of the Company) with respect to the voting of the Acquired Interest to be sold by such Securityholder or any other capital stock or equity interest in the Company. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Acquired Interest, upon the sale and delivery of the Acquired Interest as provided in this Agreement, each Securityholder represents and warrants to Purchaser that Purchaser will acquire good and valid title to the Acquired Interest being sold by such Securityholder hereunder, in each case free and clear of all Liens (other than the Liens arising under applicable securities Laws and the Organizational Documents of the Company) and free of any limitation or restriction on the right to vote such Acquired Interest, in each case, other than those arising from Purchaser’s ownership.

(e) Brokers’ Fees. Securityholders represent and warrant to Purchaser that he, she or it has liability or obligation to pay $30,000 in fees or commissions to a broker, finder, or agent with respect to the Transaction for which Securityholders’ are liable or obligated. Such Securityholder has not incurred any expenses that the Company or Purchaser will be liable for, or obligated to pay, except for 50% or $15,000 of the broker fees, and any and all other expenses shall be borne solely by such Securityholder. At Closing, Purchaser shall cause $30,000 to be wired to broker on behalf of Securityholders’, the amount wired shall reduce the first Earn-Out Payment from Purchaser to Securityholders by the Seller’s obligation paid by the Purchaser in the amount of $15,000.

(f) Accuracy of Company Representations and Warranties. Each Securityholder has no reason to believe the representations and warranties of the Company provided in Section 3.1 are not accurate, true and complete as of the Closing Date.

(g) Disclosure. Neither this Agreement nor any agreement, attachment, schedule, exhibit, or other statement delivered pursuant to this Agreement or in connection with the Transaction omits to state a material fact necessary in order to make the statements and information contained herein or therein, not misleading. Each Securityholder has no knowledge of any information necessary to enable a prospective purchaser of the Acquired Interest to make an informed decision with respect to the purchase of such Acquired Interest that has not been expressly disclosed herein. Purchaser has been provided full and complete copies of all documents referred to on the Disclosure Schedule.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that by their terms refer to a specific date, which representations and warranties will be made solely as of the specified date) to the Securityholders that the statements contained in this Article IV are correct and complete. Each representation, warranty, covenant and agreement contained herein will have independent significance. Accordingly, if any representation, warranty, covenant or agreement contained herein is breached, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) will not detract from or mitigate the breach of the first representation, warranty, covenant or agreement.

4.1 Organization, Good Standing and Qualification. Purchaser is a for-profit corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on business. Purchaser is qualified to do business and is in good standing as a foreign or other legal entity in each jurisdiction where such ownership, leasing, operation or conduct requires such qualification, except for any such failures to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to perform its obligations hereunder or to consummate the Transaction.

4.2 Authorization. Purchaser has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under, this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Purchaser, and assuming the due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with their respective terms.

4.3 No Violation. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder, and the consummation by Purchaser of the Transaction will not (a) conflict with or result in a breach of any provision of the Organizational Documents of Purchaser; (b) conflict with or result in a breach of, or constitute a default (with or without due notice or lapse of time or both) or result in or give any Person any right of termination, cancellation, acceleration or modification, under the terms, conditions or provisions of any Contract to which Purchaser is a party or by which any of its assets are bound; (c) violate in any material respect any Law or violate in any respect any Order applicable to Purchaser; or (d) result in the imposition or creation of a Lien (other than a Permitted Lien) upon any material asset or property of Purchaser.

4.4 Consents and Approvals. No material filing or registration with, notice to or permit, authorization, waiver, consent or approval of any Governmental Authority or any other Person is required to be obtained or made by Purchaser in connection with the Transaction, except as required under federal securities laws.

4.5 Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser by, before or with any Governmental Authority or any other Person that would reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to perform its obligations hereunder or the consummation of the Transaction. Purchaser is not a party to, or subject to the provisions of, any Order which, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to perform its obligations hereunder or the consummation of the Transaction.

4.6 Purchase for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Acquired Interest hereunder. Purchaser is acquiring the Acquired Interest for investment and not with a view toward, or present intention of, any distribution or sale of the Acquired Interest in violation of any federal or state securities or “blue sky” Laws.

4.7 Restricted Securities; No Registration. The Purchaser understands that the Acquired Interest has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Acquired Interest constitutes “restricted securities” under applicable U.S. federal and state securities laws, including the Securities Act and Rule 144 promulgated thereunder.

4.8 Brokers’ Fees and Commissions. Neither Purchaser nor any of its directors, managers, officers, employees or Affiliates has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ or other fees in connection with this Agreement or the Transaction.

ARTICLE V
COVENANTS OF THE SECURITYHOLDERS AND THE COMPANY

5.1 Operations of the Company. From the date hereof until the Closing, the Company shall continue to operate in accordance with reasonable business practices and in the ordinary course. The Company shall not, and no Securityholder shall cause or authorize it to, other than in the ordinary course, sell any of its material assets, increase salaries, hire new employees, or make material purchases or payments, without the prior written consent of Purchaser. The Company shall pay all bills incurred by it promptly as they come due, including all amounts owed to Purchaser. The Company shall consult with Purchaser on all decisions outside of the ordinary course relating to any aspect of the Company’s business.

5.2 Financial Statements. The Company and the Securityholders shall deliver to Purchaser an audited balance sheet and an audited income statement for each of the Company’s two (2) immediately preceding fiscal years, all schedules necessary to prepare quarterly results, and all schedules required to prepare Form 8-K associated with the transaction. Such financial statements shall be prepared in accordance with generally accepted accounting principles. The two (2) most recent full years audited balance sheets and the audited income statements for the fiscal years then ended shall be prepared in accordance with GAAP and the accounting and reporting requirements of Regulation S-X promulgated by the SEC. Costs incurred in connection with the Company’s compliance with this paragraph shall be borne by Purchaser. Anytime after Closing, Purchaser retains sole discretion to reduce Contingent Earn-Out payments in the amount of any liabilities not disclosed by the Company and the Securityholders in the financial statements required by this Section 5.2.

5.3 No Securities Trading. Although not currently trading, the Company and the Securityholders acknowledge that Purchaser is a publicly held company and that either (i) the improper dissemination of information concerning the Transaction or the Agreement, or (ii) the trading in Purchaser’s stock by any party to this Agreement or by any party receiving information concerning this Agreement or the Transaction from any party to this Agreement prior to the proper public release or announcement of the Transaction could result in a violation of the SEC’s insider trading regulations. Accordingly, the Company and the Securityholders shall refrain from disseminating such information or engaging in such trading without the prior written consent of Purchaser.

5.4 Access. The Company and the Securityholders shall grant Purchaser’s employees, auditors, legal counsel, and other authorized representatives all reasonable opportunity and access during normal business hours to inspect, investigate, and audit the Company’s books and records, assets, liabilities, contracts, operations, and business before the Closing. Purchaser will conduct this inspection, investigation, and audit in a reasonable manner during regular business hours.

5.5 Software. Purchaser acknowledges the Securityholders have legal title to certain computer software and specially developed information technology and processes deemed critical to the success of the Company’s business (“OnCall Software”). Securityholder shall continue providing uninterrupted Access to OnCall Software after Close and provide title to a copy of software and source code free and clear of all liens and encumbrances the complete software and all future rights to the software.

ARTICLE VI
COVENANTS OF THE COMPANY, THE SECURITYHOLDERS AND PURCHASER

6.1 Tax Matters.

(a) Cooperation. Purchaser, the Company and the Securityholders shall reasonably cooperate, and shall cause their respective Affiliates and such parties’ respective directors, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including any claim for a refund) and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes.

(b) Without prior written consent of the Purchaser, none of the Company or the Securityholders shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, settle any tax claim or assessment, or consent to an extension or waiver of the limitation period application to any tax claim or assessment relating to the Company.

(c) The Company and Securityholders agree with Purchaser to treat the acquisition of the Acquired Interest by Purchaser for U.S. federal income tax purposes consistent with the principles set forth in Situation 2 of Revenue Ruling 99-6. Consistent with those principles, the Securityholders shall treat the acquisition of the Acquired Interest hereunder for U.S. federal income tax purposes (and, where applicable, for state and local income tax purposes) as a sale by the Securityholders of the Acquired Interest and as a termination of the Company’s treatment as a partnership for tax purposes. Purchaser will treat the acquisition of the Acquired Interest hereunder for U.S. federal income tax purposes (and, where applicable, for state and local tax purposes) as an acquisition by Purchaser of all of the assets of the Company in exchange for the consideration allocated thereto by Purchaser. The Securityholders and Purchaser acknowledge that the purchase by the Purchaser will be treated as an applicable asset acquisition for purposes of Section 1060 of the Internal Revenue Code. The Securityholders and Purchaser shall report and cause the Company to report the acquisition by Purchaser of the Acquired Interest pursuant to this agreement and the allocation of the purchase price consistent with the foregoing and shall take no position to the contrary thereto or inconsistent therewith on any income, transfer or gains in any tax return before any taxing authority or any judicial proceeding without the consent of the other party. If any taxing authority challenges the tax treatment or purchase price allocation, the party receiving notice shall promptly notify the other party and the parties shall cooperate in good faith in responding to such challenge.

(d) Survival; Indemnification. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 6.1 shall survive until the expiration of the applicable statutes of limitation (taking into account extensions thereof).

6.2 Supplemental Disclosure.

(a) The Company and the Securityholders must, as promptly as reasonably practicable, upon obtaining actual Knowledge of any event, condition or fact that would cause any of the conditions to Purchaser’s obligation to consummate the Transaction not to be fulfilled, notify Purchaser thereof, and furnish Purchaser any information it may reasonably request with respect thereto.

(b) Purchaser must, as promptly as reasonably practicable, upon obtaining actual Knowledge of any event, condition or fact that would cause any of the conditions to the Company and the Securityholders’ obligation to consummate the Transaction not to be fulfilled, notify the Company thereof, and furnish to the Company any information such Person may reasonably request with respect thereto.

6.3 Publicity. Except as required by applicable Law, any press release regarding this Agreement and the Transaction shall be made by Purchaser and thereafter neither the Company and the Securityholders nor any of their Representatives may issue any press releases or otherwise make any public announcements with respect to this Agreement or the Transaction without first consulting with Purchaser.

6.4 Expenses. Except as otherwise provided in Section 5.2 or Article IX, whether or not the Transaction is consummated, any cost or expense incurred in connection with this Agreement and the Transaction must be paid by the Party incurring such cost or expense.

6.5 Call Center. Purchaser acknowledges the Company has existing specialized knowledge and capabilities in calling patients, insurance carriers, payors to ensure the Company is pre-authorized or authorized to provide services (“Existing Call Center”). Purchaser wishes to expand Existing Call Center to new customers and contracts by adding additional capabilities for compounding prescription reimbursement (“Compounding Call Center”. Purchaser and Company agree for a period of twelve months, the adjusted EBITDA associated with any new customer or contract obtained by Seller directly associated with Compounding Call Center shall be included in the “Earn-Out Payment”, alternatively any Successor Business related to Compounding Call Center shall be excluded from the “Earn-Out Payment”. Any contract between the Company and a related party of the Purchaser shall be included in the “Earn-Out Payment".

6.6 Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, such documents and other instruments and shall take, or cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and to consummate the Transaction.

ARTICLE VII
CONDITIONS

7.1 Conditions to the Company’s, the Securityholders’ and Purchaser’s Obligations. The obligations of the Parties to effect the Transaction are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) No Restraints. There shall be no Law or Order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Authority that is in effect and makes unlawful or prohibits the consummation of the Transaction.

(b) Absence of Legal Proceedings. There shall not be pending or threatened by any Governmental Authority any Legal Proceeding challenging or seeking to restrain or prohibit the Transaction.

7.2 Conditions to Purchaser’s Obligations. The obligations of Purchaser to effect the Transaction are also subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) The Company must have a minimum Net Worth as of August 31, 2014, greater than $100,000 and minimum net working capital of $200,000.

(b) Except in the ordinary course of business, the Company shall not have incurred additional Indebtedness or have been a party to any other significant transaction since August 31, 2014. For purposes of this subsection, a significant transaction is one that has a purchase price of $100,000 or more.

(c) The Company shall not have issued or declared any extraordinary dividends or bonuses since June 30, 2014.

(d) The Company shall have retained all key management personnel and key revenue contracts.

(e) Purchaser, Purchaser’s legal counsel, accountants and other outside consultants, or persons appointed by Purchaser to act on Purchaser’s behalf, have completed a review of the Company and its business operations. The results of such review must be satisfactory to Purchaser in Purchaser’s sole discretion.

(f) Purchaser, Purchaser’s legal counsel, or those appointed by Purchaser to act on Purchaser’s behalf have received all governmental and regulatory approvals required to affect the Transaction.

(g) Representations and Warranties. The representations and warranties of the Company and each of the Securityholders that are (i) qualified as to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of and as if made on the Closing Date (except that any such representation and warranty that is expressly given as of a date specified therein need only be true and correct as of such date). The representations and warranties of the Company and each of the Securityholders that are not qualified as to Material Adverse Effect shall be true and correct, excluding any failures to be so true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect as of the date of this Agreement and as of and as if made on the Closing Date (except that any such representation and warranty that is expressly given as of a date specified therein need only be true and correct as of such date). For purposes of determining the satisfaction of this condition, “in all material respects” and other similar materiality qualifiers contained in any representation or warranty not qualified as to Material Adverse Effect (but not in any defined term) shall be disregarded.

(h) Performance of Obligations of the Company and the Securityholders. The Company and the Securityholders shall have performed in all material respects their obligations under this Agreement that they are required to perform at or prior to the Closing.

7.3 Conditions to the Securityholders’ Obligations. The obligations of the Securityholders to effect the Transaction are also subject to the satisfaction or waiver by the Securityholders at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser that are (i) qualified as to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of and as if made on the Closing Date (except that any such representation and warranty that is expressly given as of a date specified therein need only be true and correct as of such date). The representations and warranties of Purchaser that are not qualified as to Material Adverse Effect shall be true and correct, excluding any failures to be so true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect as of the date of this Agreement and as of and as if made on the Closing Date (except that any such representation and warranty that is expressly given as of a date specified therein need only be true and correct as of such date). For purposes of determining the satisfaction of this condition, “in all material respects” and other similar materiality qualifiers contained in any representation or warranty not qualified as to Material Adverse Effect (but not in any defined term) shall be disregarded.

(b) Performance of Obligations by Purchaser. Purchaser shall have performed in all material respects all its obligations under this Agreement that it is required to perform at or prior to the Closing.

ARTICLE VIII
TERMINATION

8.1 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Purchaser and the Securityholders;

(b) by either Purchaser or the Securityholders if (i) the Transaction shall not have been consummated by October 31, 2014 (the “End Date”) or (ii) any Order permanently enjoining or otherwise prohibiting the Transaction exists and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have directly contributed to the existence of such termination right;

(c) by Purchaser, if (i) (A) there has been a breach by the Company or any Securityholder of any of their representations, warranties, covenants or agreements in this Agreement or any such representation or warranty (other than those given as of a date specified therein) shall have become untrue as of and as if made on any date after the date of this Agreement, (B) such breach or untruth would cause a condition in Section 7.2 not to be satisfied (assuming, in the case of any such untruth, that such date was the Closing Date) and (C) such breach or untruth has not been cured (unless the Company or such Securityholder is seeking diligently and in good faith to cure such breach or untruth) or is not curable by the End Date, or (ii) any of the conditions set forth in Section 7.2 or Section 7.3 shall have become incapable of being satisfied on or before the End Date and have not been waived by Purchaser, provided, however, that the right to terminate this Agreement pursuant to clause (ii) of this Section 8.1(c) shall not be available to Purchaser if Purchaser has breached its obligations under this Agreement in any manner that shall have directly contributed to the existence of such termination right; or

(d) All Securityholders, if (i) (A) there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements in this Agreement, or any such representation or warranty (other than those given as of a date specified therein) shall have become untrue as of and as if made on any date after the date of this Agreement, (B) such breach or untruth would cause a condition in Section 7.3, as applicable, not to be satisfied (assuming, in the case of any such untruth, that such date was the Closing Date) and (C) such breach or untruth has not been cured (unless Purchaser is seeking diligently and in good faith to cure such breach or untruth) or is not curable by the End Date, or (ii) any of the conditions set forth in Section 7.3 shall have become incapable of being satisfied on or before the End Date and has not been waived by the Company or the Securityholders, provided, however, that the right to terminate this Agreement pursuant to clause (ii) of this Section 8.1(d) shall not be available to the Company or the Securityholders if the Company or the Securityholders have breached their obligations under this Agreement in any manner that shall have directly contributed to the existence of such termination right.

8.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Transaction pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of such party’s Representatives or Affiliates); provided, however, that (i) this Section 8.2 and Article X, (ii) any definitional provisions in Article I related to any of the foregoing shall each survive any such termination and abandonment, and such termination and abandonment shall not relieve any party hereto of any liabilities or damages resulting from the breach of any covenant or agreement in this Agreement prior to, or giving rise to, such termination.

ARTICLE IX
INDEMNIFICATION

9.1 Indemnification.

(a) Indemnification by the Securityholders.

(i) Subject to the provisions contained in this Article IX, from and after the Closing Date and through October 31, 2015, the Securityholders, on a limited pro-rata basis, shall indemnify, defend and hold Purchaser, and its directors, officers, shareholders, partners, members, employees, attorneys, accountants, agents, successors and permitted assigns, each in their capacity as such (collectively, the “Purchaser Indemnified Parties”), harmless from and against, and pay to Purchaser Indemnified Party the amount of, any and all actual Losses for any/all claim(s) paid to a third party, up to a maximum cumulative capped amount by $100,000, incurred by such Purchaser Indemnified Party based upon, attributable to or resulting from:

(A) any breach of any of the representations or warranties made by the Company or such Securityholders in this Agreement; or

(B) the breach of any covenant or other agreement contained in this Agreement by the Company or such Securityholders.

(b) Indemnification by Purchaser.

(i) Subject to the provisions contained in this Article IX, from and after the Closing Date, Purchaser shall indemnify, defend and hold the Securityholders and their respective directors, officers, shareholders, partners, members, employees, attorneys, accountants, agents, successors and permitted assigns, each in their capacity as such (collectively, “the Securityholder Indemnified Parties”), harmless from and against, and pay to each Securityholder Indemnified Party the amount of, any and all Losses incurred by each Securityholder Indemnified Party based upon, attributable to or resulting from:

(A) any breach of the representations or warranties made by Purchaser in this Agreement; or

(B) the breach of any covenant or other agreement contained in this Agreement by Purchaser.

(c) Tax Treatment of Indemnification Payment. For all Tax purposes, any payment by Purchaser or the Company and the Securityholders under this Section 9.1 shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

(d) Offset Against Earn-Out Payment. In the event the Securityholders are required to indemnify, or have received notice of a claim for indemnification by, any of the Purchaser Indemnified Parties pursuant to Section 9.1(a) of this Agreement, the Purchaser shall be entitled to offset any amounts owed to such Purchaser Indemnified Parties against any Earn-Out Payment owed to the Securityholders pursuant to Section 2.3 of this Agreement.

9.2 No Reliance. THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SECURITYHOLDERS CONTAINED IN Article III OF THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SECURITYHOLDERS TO PURCHASER IN CONNECTION WITH THE TRANSACTION. THE REPRESENTATIONS AND WARRANTIES OF PURCHASER CONTAINED IN Article IV OF THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF PURCHASER TO THE COMPANY AND THE SECURITYHOLDERS IN CONNECTION WITH THE TRANSACTION. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTY OR THE TRANSACTION, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO PURCHASER IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTION). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINIONS, INFORMATION, PROJECTIONS, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).

ARTICLE X
MISCELLANEOUS AND GENERAL

10.1 Modification or Amendment. Subject to applicable Law, this Agreement may be amended, modified or supplemented only by means of a written instrument duly executed by the Parties.

10.2 Waiver of Conditions. The conditions to the Parties’ obligations to consummate the Transaction are for the sole benefit of such Parties and may be waived only in writing by Purchaser, in the case of conditions to Purchaser’s obligations, and the Company and the Securityholders, in the case of conditions to the Company and the Securityholders’ obligations, in each case in whole or in part to the extent permitted by applicable Law.

10.3 Counterparts. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument. The Parties may deliver an executed copy of this Agreement or any other document contemplated by this Agreement by facsimile or other electronic transmission to the other Parties, and such delivery will have the same force and effect as the delivery of a manually signed copy of this Agreement or such other document.

10.4 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW. Each party hereto hereby irrevocably submits to the jurisdiction of the District Courts of Dallas County Texas (the “Chosen Court”) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transaction, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Court or that venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by the Chosen Court, and each party hereto hereby irrevocably agrees that all claims with respect to such action, suit or proceeding shall be heard and determined solely in the Chosen Court. The Parties hereby consent to and grant the Chosen Court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4.

10.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

If to the Company or the Securityholders	Byron Sneed 611 Poplar Vista Lane Arlington, Texas 76002 Telephone: (214) 422 - 5217 Email: bsneed@oncallrx.net

with a copy to:	Jon C. (Kit) Gallini, J.D. Gallini Law, PLLC. Chase Bank Building, Suite 1003 990 N. Walnut Creek Drive Mansfield, Texas 76063 Telephone: (817) 303 - 2820 Facsimile: (817) 303 - 2821

If to Purchaser:	Chief Executive Officer SMSA Gainesville Acquisition Corp. 2100 McKinney Avenue, Suite 1780 Dallas, Texas 75201 Telephone: (469) 606 - 4520 Email: ap@smsacorp.com

with a copy to:	Chris Williams Winstead PC 500 Winstead Building 2728 N. Harwood Street Dallas, Texas 75201 Telephone: (214) 745-5212 Facsimile: (214) 745-5390 Email: cwilliams@winstead.com or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with a nationally recognized overnight courier, if sent by a nationally recognized overnight courier.

10.6 Entire Agreement. This Agreement (including any Exhibits hereto) constitutes the entire agreement among the Parties, and supersedes all other prior agreements, understandings, representations and warranties both written and oral among the Parties, with respect to the subject matter hereof.

10.7 No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer any rights or remedies hereunder upon any Person other than the Parties who are signatories hereto.

10.8 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision may not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability.

10.9 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and may not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision contained in this Agreement were not performed in accordance with its terms. Each party waives any requirement that the party seeking specific performance post any bond in connection therewith.

10.11 Assignment. This Agreement is not assignable by operation of law or otherwise without the prior written consent of the other Parties hereto. Any purported assignment of this Agreement not in accordance with the terms of this Section 10.11 will be void.

10.12 Claims Generally. Notwithstanding anything to the contrary contained herein, each party hereby agrees not to initiate any claim under this Agreement (and, for the avoidance of doubt, no third party beneficiary to any provision of this Agreement shall have the right to initiate any claim under this Agreement) at any time after the sixth (6th) anniversary of the Closing Date.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

THE COMPANY:	THE SECURITYHOLDERS:

Preferred RX, LLC,	JAS Pharmacy, Inc.
A Texas Limited Liability Company	A Texas For-Profit Corporation

By:	By:
Name: Byron H. Sneed, II	Name: Byron H. Sneed, II
Title: Managing Director	Title:

Reginald Germain

Gary Foster

Bruce McAnally

Mike Jackson

Judy Jackson

Kayla Nicolau

Shayla Venkatesh

Sonya Russell

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

SMSA Gainesville Acquisition Corp., A Nevada For-Profit Corporation

By:
Name: James York
Title: Chief Executive Officer

EXHIBIT A

SECURITYHOLDERS

Name of Securityholder	LLC Membership Interest
JAS Pharmacy, Inc.	43.92%
Reginald Germain	16.88%
Gary Foster	10.00%
Mike Jackson	3.68%
Judy Jackson	3.68%
Bruce McAnally	10.00%
Kayla Nicolau	5.00%
Shayla Venkatesh	5.00%
Sonya Russell	1.84%

EXHIBIT B

PERSONS IDENTIFIED FOR
KNOWLEDGE QUALIFIER

Mandy Kay Jackson-Sneed, Pharmacist-In-Charge, PharmD. Registered Pharmacist (RPh)

EXHIBIT C

DISCLOSURE SCHEDULE

Exhibit 3.1(l): Material Contracts

-	Humana Health Plan, Inc.
-	Express Scripts, Inc. and Medco Health Solutions, Inc.
-	Innovatix Network, LLC
-	CVS Caremark Compounding

Exhibit 3.1(n): Material Licenses

COMPANY’S STATE PHARMACY LICENSES

STATE	TYPE OF LICENSE:	PERMIT NO.	EXP. DATE
ALABAMA	NON RESIDENT	113282	12/31/2014
ALASKA	NON RESIDENT	1045	6/30/2016
ARKANSAS	NON RESIDENT	OS02331	12/31/2014
ARIZONA	NON RESIDENT	Y005144	10/31/2014
CALIFORNIA	NON RESIDENT	NRP 1348	10/1/2015
COLORADO	NON RESIDENT	5845	10/31/2014
CONNECTICUT	NON RESIDENT	PCN.0002136	8/31/2015
DELAWARE	NON RESIDENT	A9-0000902	9/30/2016
FLORIDA	NON RESIDENT	PH 24202	2/28/2015
GEORGIA	CANNOT BE LICENSED
HAWAII	NON RESIDENT	PMP-698	12/31/2015
IDAHO	NON RESIDENT	15383MS	6/30/2015
ILLINOIS	NON RESIDENT	54017652	3/31/2014
INDIANA	NON RESIDENT	64001124A	12/31/2015
IOWA	CANNOT BE LICENSED
KANSAS	NON RESIDENT	22-02685	6/30/2015
KENTUCKY	NON RESIDENT	TX1565	6/30/2015
LOUISIANA	NON RESIDENT	PHY-006245-OS	12/31/2014
MAINE	NON RESIDENT	MO40001129	12/31/2014
MARYLAND	NON RESIDENT	P05520	5/31/2014
MASSACHUSETTS	NOT REQUIRED
MICHIGAN	NON RESIDENT	L1938036	6/30/2015
MINNESOTA	NON RESIDENT	263448	6/30/2015
MISSISSIPPI	NON RESIDENT	08212/07.1	12/31/2011
MISSOURI	NON RESIDENT	2010002064	10/13/2015

MONTANA	NON RESIDENT	3052	11/30/2014
NEBRASKA	NON RESIDENT	820	4/14/2015
NEVADA	NON RESIDENT	PH02582	10/31/2014
NEW HAMPSHIRE	NEED LICENSED RPH
NEW MEXICO	NON RESIDENT	PH00003094	12/31/2014
NEW JERSEY	NON RESIDENT	Pending
NEW YORK	NON RESIDENT	30143	2/29/2016
NORTH CAROLINA	NON RESIDENT	10677	12/31/2014
NORTH DAKOTA	NON RESIDENT	574	6/30/2015
OHIO	NON RESIDENT	22017750	12/31/2014
OKLAHOMA	NON RESIDENT	99-1529	7/31/2015
OREGON	NON RESIDENT	RP-0002727	3/31/2015
PENNSYLVANIA	NON RESIDENT	None Required
RHODE ISLAND	NOT REQUIRED
SOUTH CAROLINA	NEED LICENSED PIC
SOUTH DAKOTA	NON RESIDENT	400-0795	6/30/2015
TENNESSEE	NON RESIDENT	34531	6/30/2016
TEXAS	RESIDENT	25230	9/30/2014
UTAH	NON RESIDENT	7306286-1714	9/30/2015
VERMONT	NON RESIDENT	36.0103084	7/31/2015
VIRGINIA	NON RESIDENT	214001541	2/1/2015
WASHINGTON	NON RESIDENT	PHNR.FO.60111369	5/31/2015
WEST VIRGINIA	NON RESIDENT	MO0560223	6/30/2014
WISCONSIN	NON RESIDENT	447-043	5/31/2016
WYOMING	NON RESIDENT	NR-50377	6/30/2015

Exhibit 3.1(t)(i): Material Customers

-	MedCall
-	MedCall – Complete Delivery
-	MedCall (Hospice Meds Plus)
-	PharmaCare
-	4Care Pharmacy Layton
-	Alberquerque Pharmacy Alberquerque
-	Alixa Rx Pittsburg Bridgeville
-	Alixa Rx Minneapolis Eden Prairie
-	Alixa Rx Indianapolis Indianapolis
-	Alixa Rx Kentucky Lenexa
-	Alixa Rx Atlanta Norcross
-	Alixa Rx Fresno Fresno
-	Alixa Rx Omaha Omaha
-	Americure Rx Pennsylvania Allentown
-	Clarks Pharmacy Middletown
-	Complete Pharmacy Solutions-Ohio Westchester

Exhibit 3.1(t)(i): Material Customers Continued

-	Consonus-California Vacaville
-	Consonus-Washington Redmond
-	E519 Consulting
-	Foer’s Pharmacy Rockville
-	Guardian Pharmacy-Jacksonville Jacksonville
-	Heartland Pharmacy Boise
-	Heritage Pharmacy Southfield
-	Lakeshore Pharmacy Detroit
-	Lehmans Pharmacy Tuscola
-	LTC Geary Pharmacy Geary
-	McAnally / Medicine Shoppes, Inc.
-	Medicine Shoppe # 503 Harrisburg
-	Medpro Pharmacy Plano
-	MedwellRx Pharmacy Omaha
-	Mercy Hospice-Johnston Ankeny
-	Outcome Resource
-	Peshtigo Pharmacy Peshtigo
-	Pharmacare-Carrollton Carrollton
-	Pharmacare-Houston Houston
-	Pharmacy Pros Corporation Lutz
-	Pharmscript New Jersey Edison
-	Pharmscript of Florida Tampa
-	Pharmscript of New York Binghamton
-	Pharmscript of North Texas Tyler
-	Phoenix PBM
-	Precision Care Pharmacy Latrobe
-	Price Medical
-	ProCare LTC Farmingdale
-	PX Drugstore (Modern Health) North Hollywood
-	Quality Pharmacy Chicora
-	Regional-Missouri Springfield
-	Right Dose Pharmacy Ankeny
-	RxPerts Pharmacy Houston
-	Senior Care-Kansas Topeka
-	Senior Care-Texas Plano
-	Shopko Brookfield Brookfield
-	Shopko Eau Claire Eau Claire
-	Shopko Fox Valley Appleton
-	Skilled Care Pharmacy LLC Broadview Heights
-	South Valley Pharmacy Gilroy
-	Stanley LTC Tampa
-	Total Life Care Pharmacy Van Buren
-	Uvanta Of Southern Illinois Marion
-	Vanguard-Florida Bradenton
-	Weber& Judd Pharmacy Zumbrota

Exhibit 3.1(t)(ii): Material Suppliers

-	PCCA

EXHIBIT D

Form of Earn-out Monthly Certificate (2 of 2)

1.
In accordance with the Stock Purchase agreement dated September 30, 2014 ( the “Purchase Agreement”) between Preferred Rx, LLC (“Predecessor”) and SMSA Gainesville Corp. or assigns (“Successor”), all capitalized terms used herein shall have the meaning given thereto in the Agreement. This certificate is delivered pursuant to section 2.3 of the Agreement.

2.	The Closing under the Agreement occurred on September 30, 2014. The Earn-Out Measurement Period is from September 1, 2014 until and including September 30, 2015, a period of thirteen months.

3.
For the month ended ______ Successor maintained true and correct books of accounts and records, including those with respect to Predecessor Revenues and Successor Revenues each as defined in the Agreement. Such books of account have also been maintained in accordance with GAAP consistently applied.

4.	During the Reporting Period, all revenues and earn-out amounts are set forth on Schedule I to this certificate.

5.	Based on the foregoing and calculations presented, this Earn-Out payment shall be transferred to accounts designated on this certificate when the next quarterly payment is due.

IN WITNESS WHEREOF, the undersigned hereby certifies that each of the foregoing statements are true accurate, and complete in all respects.

Payee Name	Ownership %	$ Forecasted Earn-Out	$ Minimum Earn-Out	$ Earn-Out Possible	Bank Routing #	Bank Acct #

JAS	43.92%	$17,568	$7,320	$17,568
Germain	16.88%	$6,752	$2,813	$6,752
Foster	10.00%	Opted Cash Consideration at Close in lieu of Earn-Out.
McAnally	10.00%	$4,000	$1,667	$4,000
Jackson, M.	3.68%	$1,472	$613	$1,472
Jackson, J.	3.68%	$1,472	$613	$1,472
Nicolau	5.00%	$2,000	$833	$2,000
Venkatesh	5.00%	$2,000	$833	$2,000
Russell	1.84%	$736	$307	$736
	100.00%	$40,000	$16,667	$36,000

Forecasted Earn-Out based on Seller's estimate of $40,000 per month EBITDA over the 13 earn-out periods.
If Actual results differ from forecast, the Actual results will prevail for determining the amount of Earn-Out.

SMSA Gainesville Acquisition Corp. or assigns

By:
Name:	Chuck Talley
Title:	Chief Financial Officer

EXHIBIT D

Form of Earn-out Monthly Certificate (2 of 2)

Schedule II. Earn-Out Payment Schedule

						(Broker Fee and)		Payment Amount
Period #	Time	Payment Due Date		$ EBITDA	+	(Contingencies)	=	$ Earn-Out
1	9/1/14 - 9/30/14	10/20/2014	F	$40,000	F	$(13,500)	F	$26,500
2	10/1/14 - 10/31/14	1/20/2015	F	$40,000	F	$-	F	$40,000
3	11/1/14 - 11/30/14	1/20/2015	F	$40,000	F	$-	F	$40,000
4	12/1/14 - 12/31/14	1/20/2015	F	$40,000	F	$-	F	$40,000
5	1/1/15 - 1/31/15	4/20/2015	F	$40,000	F	$-	F	$40,000
6	2/1/15 - 2/28/15	4/20/2015	F	$40,000	F	$-	F	$40,000
7	3/1/15 - 3/31/15	4/20/2015	F	$40,000	F	$-	F	$40,000
8	4/1/15 - 4/30/15	7/20/2015	F	$40,000	F	$-	F	$40,000
9	5/1/15 - 5/31/15	7/20/2015	F	$40,000	F	$-	F	$40,000
10	6/1/15 - 6/30/15	7/20/2015	F	$40,000	F	$-	F	$40,000
11	7/1/15 - 7/31/15	10/20/2015	F	$40,000	F	$-	F	$40,000
12	8/1/15 - 8/31/15	10/20/2015	F	$40,000	F	$-	F	$40,000
13	9/1/15 - 9/30/15	10/20/2015	F	$40,000	F	$-	F	$40,000
			F	$520,000	F	$(13,500)	F	$506,500
	Timing of Earn-Out Payments:
		10/20/2014					F	$26,500
		1/20/2015					F	$120,000
		4/20/2015					F	$120,000
		7/20/2015					F	$120,000
		10/20/2015					F	$120,000
							F	$506,500

SMSA Gainesville Acquisition Corp. or assigns

By:
Name:	Chuck Talley
Title:	Chief Financial Officer

EXHIBIT E

Form of Net Working Capital Pay-Out Schedule

1.
In accordance with the Stock Purchase agreement dated September 30, 2014 ( the “Purchase Agreement”) between Preferred Rx, LLC (“Predecessor”) and SMSA Gainesville Corp. or assigns (“Successor”), all capitalized terms used herein shall have the meaning given thereto in the Agreement. This certificate is delivered pursuant to section 2.3 of the Agreement.

2.	The Closing under the Agreement occurred on September 30, 2014. The Net Working Capital Measurement Date is close of business on August 31, 2014.

3.
Based on the foregoing and calculations presented, this Net Working Capital payment shall be transferred to accounts designated on this certificate when the first Earn-Out payment is due on October 20, 2014, with the final Net Working Capital payment transferred on November 20, 2014.

IN WITNESS WHEREOF, the undersigned hereby certifies that each of the foregoing statements are true accurate, and complete in all respects.

Payee Name	Ownership %	$ Agreed NWC as of Aug. 31, 2014	Due Oct. 20th	Due Nov. 20th

JAS	43.92%	$93,650	$46,825	$46,825
Germain	16.88%	$35,993	$17,996	$17,996
Foster	10.00%	$21,323	$10,661	$10,661
McAnally	10.00%	$21,323	$10,661	$10,661
Jacksons	7.36%	$15,694	$7,847	$7,847
Nicolau	5.00%	$10,661	$5,331	$5,331
Venkatesh	5.00%	$10,661	$5,331	$5,331
Russell	1.84%	$3,923	$1,962	$1,962
	100.00%	$213,228	$106,614	$106,614

SMSA Gainesville Acquisition Corp. or assigns

By:
Name:	Chuck Talley
Title:	Chief Financial Officer

EXHIBIT F – Not Used

EXHIBIT G

Customer master list for computing “Predecessor Business” Contingent Earn-Out as described in section 2.3.

-	MedCall
-	MedCall – Complete Delivery
-	MedCall (Hospice Meds Plus)
-	PharmaCare
-	4Care Pharmacy Layton
-	Alberquerque Pharmacy Alberquerque
-	Alixa Rx Pittsburg Bridgeville
-	Alixa Rx Minneapolis Eden Prairie
-	Alixa Rx Indianapolis Indianapolis
-	Alixa Rx Kentucky Lenexa
-	Alixa Rx Atlanta Norcross
-	Alixa Rx Fresno Fresno
-	Alixa Rx Omaha Omaha
-	Americure Rx Pennsylvania Allentown
-	Clarks Pharmacy Middletown
-	Complete Pharmacy Solutions-Ohio Westchester
-	Consonus-California Vacaville
-	Consonus-Washington Redmond
-	Foer’s Pharmacy Rockville
-	Guardian Pharmacy-Jacksonville Jacksonville
-	Heartland Pharmacy Boise
-	Heritage Pharmacy Southfield
-	Lakeshore Pharmacy Detroit
-	Lehmans Pharmacy Tuscola
-	LTC Geary Pharmacy Geary
-	McAnally / Medicine Shoppes, Inc.
-	Medicine Shoppe # 503 Harrisburg
-	Medpro Pharmacy Plano
-	MedwellRx Pharmacy Omaha
-	Mercy Hospice-Johnston Ankeny
-	Outcome Resource
-	Peshtigo Pharmacy Peshtigo
-	Pharmacare-Carrollton Carrollton
-	Pharmacare-Houston Houston
-	Pharmacy Pros Corporation Lutz
-	Pharmscript New Jersey Edison
-	Pharmscript of Florida Tampa
-	Pharmscript of New York Binghamton
-	Pharmscript of North Texas Tyler
-	Phoenix PBM
-	Precision Care Pharmacy Latrobe
-	ProCare LTC Farmingdale
-	PX Drugstore (Modern Health) North Hollywood
-	Quality Pharmacy Chicora

EXHIBIT G Continued

-	Regional-Missouri Springfield
-	Right Dose Pharmacy Ankeny
-	RxMD Partners, LLC
-	RxPerts Pharmacy Houston
-	RxPreferred Benefits
-	Senior Care-Kansas Topeka
-	Senior Care-Texas Plano
-	Shopko Brookfield Brookfield
-	Shopko Eau Claire Eau Claire
-	Shopko Fox Valley Appleton
-	Skilled Care Pharmacy LLC Broadview Heights
-	South Valley Pharmacy Gilroy
-	Stanley LTC Tampa
-	Total Life Care Pharmacy Van Buren
-	Uvanta Of Southern Illinois Marion
-	Vanguard-Florida Bradenton
-	Weber& Judd Pharmacy Zumbrota

EXHIBIT H

Forecast of Predecessor Business by Securityholders

Preferred Rx, LLC (OnCall, Predecessor Only)
Consolidated Statements Of Operations
(in dollars)
Year Ended December 31

	1- Fcst	1 - Fcst	1 - Fcst	4 - Historical	3 - Historical	2 - Historical	1 - Historical
	Upside	Downside	A+F (Likely)	Actual	Actual	Actual	Actual
	2014	2014	2014	1H 2014	2013	2012	2011

Net Revenues	$3,611,239	$2,751,421	$3,439,276	$1,719,638	$2,589,364	$2,434,781	$2,409,830

(Total Operating Expenses)	$(3,131,239)	$(2,559,177)	$(3,010,796)	$(1,505,398)	$(2,481,665)	$(2,096,557)	$(1,941,709)

EBITDA	$480,000	$192,244	$440,000	$214,240	$107,699	$338,224	$468,121
	13.3%	7.0%	12.8%	12.5%	4.2%	13.9%	19.4%

(Depreciation)	$-	$-	$-	$-	$-	$-	$-
(Amortization)	-	-	-	-	-	-	-
(Other)	-	-	-	597	4,113	(84,972)	(6,691)
(Interest)	-	-	-	-	-	-	-
PBT	$480,000	$192,244	$440,000	$214,837	$111,812	$253,252	$461,430

(Unusual)	-	-	-	-	-	-	-
(Tax)	$(189,600)	$(75,936)	$(173,800)	$(84,861)	$(44,166)	$(100,034)	$(182,265)

Adjusted Net Income (Loss)	$290,400	$116,307	$266,200	$129,976	$67,646	$153,217	$279,165